Financial Overview Capital Structure and Financial Statistics Exchanges NASDAQ and MTA: CTIC Market Capitalization* ~$336mm Shares Outstanding as of 12/31/15 ~280mm Cash and Equivalents as of 12/31/15 $128.2mm Debt as of 12/31/15** $57mm *As of January 8, 2015 stock price of $1.20 per share. **As of December 31, 2015, CTI BioPharma had a principal balance of $25 million outstanding under its senior secured term loan agreement and an outstanding balance of $32 million classified as debt as a result of a milestone advance it received from Baxalta. 1 Exhibit 99.1

2016 Financial Targets Partner and Product Revenue • $92 million estimated for 2016 - Includes $32 million recognition of advanced milestone payments that were received in 2015 Expenses • $65-70 million estimated net pacritinib R&D and commercial expense* • $50-55 million estimated other R&D operating expenses and G&A $55-65 million estimated net cash burn *Includes double digit milestone payment to S*BIO for pacritinib approval 2